UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On June 30, 2010, we announced our estimated cash and cash equivalents and outstanding shares of common stock as of June 30, 2010. A copy of the press release we issued concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The press release is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission (the “SEC”) made by us, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2010, we completed the common equity closing of the private placement of up to $43.5 million of our securities (the “Private Placement”), as previously described in our Current Report on Form 8-K filed with the SEC on April 1, 2009 (the “Prior Current Report”). The common equity closing constitutes the third and final tranche of the Private Placement pursuant to that certain Securities Purchase Agreement, dated March 31, 2009, as amended (the “Purchase Agreement”), by and among us and accredited investors, including certain members of our management. The description of the Purchase Agreement in Item 1.01 under the heading “Securities Purchase Agreement” in the Prior Current Report and the description of the amendments to the Purchase Agreement under Item 1.01 of our Current Reports on Form 8-K filed with the SEC on July 2, 2009, November 2, 2009 and January 21, 2010 are incorporated herein by reference.

At the common equity closing, we issued and sold $28.5 million, or approximately 103.6 million shares, of our common stock, at a purchase price of $0.275 per share pursuant to the terms of the Purchase Agreement. The net proceeds, after deducting estimated offering expenses payable by us, are expected to be approximately $26.7 million. We expect the net proceeds received from the common equity closing to be used for working capital and other general corporate purposes.

Upon completion of the common equity closing, each share of Series A preferred stock outstanding immediately prior to the common equity closing automatically converted into 10 shares of common stock in accordance with the terms of our certificate of designation of the Series A preferred stock, resulting in the issuance of 43,478,120 shares of common stock. As of June 30, 2010, approximately 221.2 million shares of our common stock were outstanding after giving effect to the shares of common stock issued in the common equity closing and as a result of the automatic conversion of the outstanding shares of Series A preferred stock into common stock. In addition, warrants to purchase approximately 27.6 million shares of common stock, at an exercise price of $0.22 per share, issued in the Private Placement remained outstanding as of June 30, 2010.

The securities issued and sold in the Private Placement, including the shares of common stock sold in the common equity closing, were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws. Accordingly, until the securities sold in the Private Placement have been so registered, they may not be offered or sold in the United States absent the availability of an applicable exemption from registration.

Item 8.01	Other Events.

On June 30, 2010, we issued a press release announcing the completion of the common equity closing. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 30, 2010, entitled “Sunesis Closes $28.5 Million Final Tranche of 2009 Private Placement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: June 30, 2010

	By:	/S/ DANIEL N. SWISHER, JR.
Daniel N. Swisher, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 30, 2010, entitled “Sunesis Closes $28.5 Million Final Tranche of 2009 Private Placement.”